Exhibit 2.1

ACQUISITION AGREEMENT

     THIS AGREEMENT is made and entered into as of January 27, 2005 among DANSICO A/S, a Danish corporation (“Danisco”), DH Subsidiary Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Danisco (the “Buyer”), and GENENCOR INTERNATIONAL, INC., a Delaware corporation (the “Company”).

SUMMARY OF TRANSACTION

     As of the date of this Agreement, Danisco and its subsidiaries collectively own 25,000,000 of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the common stock, par value $0.01 per share, of the Company being referred to in this Agreement as “Common Stock”), and 485 of the issued and outstanding shares of the Series A Preferred Stock, no par value per share, of the Company (the Series A Preferred Stock, no par value per share, of the Company being referred to in this Agreement as “Series A Preferred Stock”).

     As of the date of this Agreement, Eastman Chemical Company, a Delaware corporation (“Eastman”), and its subsidiaries collectively own 25,000,000 of the issued and outstanding shares of Common Stock and 485 of the issued and outstanding shares of Series A Preferred Stock.

     The Board of Directors of each of Danisco, the Buyer and the Company has approved the acquisition of the Company by Danisco upon the terms and subject to the conditions set forth in this Agreement.

     Therefore it is proposed that the Buyer make a cash tender offer, subject to the terms and conditions stated herein (the “Offer”), to acquire all of the issued and outstanding shares of Common Stock that are not already owned by Danisco or a subsidiary of Danisco for $19.25 per share net to the seller in cash (such price, or any higher price per share as may be paid in the Offer, being referred to as the “Offer Price”).

     Also in furtherance of such acquisition, the Board of Directors of each of Danisco, the Buyer and the Company has approved this Agreement and the Merger (as defined in Section 1.5) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement.

     The Board of Directors of the Company (the “Company Board of Directors”) has determined that the Offer and the Merger are fair to the Unaffiliated Stockholders (as defined below in this Recital), and has resolved to recommend that the Unaffiliated Stockholders accept the Offer and that the stockholders of the Company adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement. As used in this Agreement, “Unaffiliated Stockholders” means the holders of issued and outstanding shares of Common Stock other than (i) Danisco and its affiliates and (ii) Eastman and its affiliates.

     The Special Committee of the Company Board of Directors (the “Special Committee”) has determined that the Offer and the Merger are fair to the Unaffiliated Stockholders, and has resolved to recommend that the Company Board of Directors approve this Agreement and that the Unaffiliated Stockholders accept the Offer and approve and adopt this Agreement, if approval by the Company’s stockholders is required by applicable law to consummate the Merger (as defined below), in each case upon the terms and subject to the conditions set forth in this Agreement.

     Danisco and Eastman have concurrently herewith entered into a Stock Purchase Agreement (the "Stock Purchase Agreement”), pursuant to which Danisco is to acquire, subject to the terms and conditions set forth therein, all of the shares of the capital stock of the Company owned by Eastman and Eastman’s affiliates.

     The Company, Danisco and Eastman have concurrently herewith entered into the Fourth Amendment to Stockholder Agreement, pursuant to which, among other things, the Company, Danisco and Eastman have agreed that as of the time set forth in the Fourth Amendment, the obligations of the parties to the Stockholder Agreement (as defined in Section 1.3 hereof) under Section 4 thereof shall terminate.

     The Company, Danisco and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

     To effect such transactions and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

     Section 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraphs (a), (b), (c) or (d) of Annex I shall have occurred and be continuing and shall be likely to be continuing as of the End Date (as defined in Section 8.1(b)(iii)), as promptly as practicable after the date of this Agreement (and in any event not later than the date on which the Company files a Schedule 13E-3 with the SEC (as defined in Section 1.1(f)) pursuant to Regulation M-A under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), the Buyer shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all outstanding shares of Common Stock that are not already owned by Danisco and its subsidiaries, at the Offer Price. The Offer shall be subject to (i) the condition that there shall be validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which, together with the 25,000,000 shares of Common Stock beneficially owned by Danisco and its subsidiaries as of the date hereof, and the 25,000,000 shares of Common Stock beneficially owned by

Eastman and its subsidiaries as of the date hereof (whether or not such shares are in fact acquired by Danisco, the Buyer or any affiliate of Danisco or the Buyer), and together with the shares of Common Stock issuable pursuant to Section 6.13, shall represent at least 90% of the shares of Common Stock outstanding, assuming that any shares to be issued pursuant to Section 6.13 are issued and outstanding and assuming the exercise of all Awards (as such term is defined in Section 2.4 below) to obtain shares of Common Stock that are vested and exercisable at the final expiration date of the Offer (the “Minimum Condition”), (ii) the condition that there shall be validly tendered in the Offer and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which represents a majority of the shares of Common Stock outstanding as of the expiration of the Offer, excluding (from the number of shares tendered and the number of shares outstanding) (A) all shares of Common Stock held by Danisco and its affiliates, (B) all shares of Common Stock held by Eastman and its affiliates, and (C) all shares of Common Stock held by each Person who is an officer or director of the Company or any Company Subsidiary (as defined in Section 3.2) or who is an affiliate of any such officer or director (the “Majority of the Minority Condition”), and (iii) the other conditions set forth in Annex I.

          (b) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Majority of the Minority Condition and the other conditions set forth in Annex I.

          (c) The Buyer shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of shares of Common Stock sought in the Offer, waive the Majority of the Minority Condition, impose additional conditions to the Offer or (except as expressly permitted in this Section 1.1) extend or otherwise change the expiration date of the Offer, and shall not amend or supplement any condition to or provision of the Offer, in each case without the prior written consent of the Company; provided, however, that (w) the covenants of Eastman and Danisco in the Stock Purchase Agreement to sell and to purchase, respectively, shares of capital stock of the Company shall not be deemed to require consent of the Company hereunder, (x) if on any scheduled expiration date of the Offer (as such date may have been extended in accordance with this Agreement), all conditions to the Offer shall not have been satisfied or waived, the Buyer may (by written notice delivered to the Company), from time to time, in its sole discretion, extend the expiration date of the Offer for successive periods of up to 10 business days up to (but not beyond) the End Date, (y) if on any scheduled expiration date of the Offer (as such date may have been extended in accordance with this Agreement) all conditions to the Offer shall not have been satisfied or waived the Company may (by written notice delivered to the Buyer), from time to time in its sole discretion, require the Buyer to extend the expiration date of the Offer for successive periods of up to 10 business days up to (but not beyond) the End Date, and, if the Company so requires the Buyer to extend the expiration date of the Offer, the Buyer shall extend the expiration date of the Offer for the requested period, and (z) the Buyer may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

          (d) The Buyer may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company’s consent. The Buyer shall not terminate the Offer prior to any scheduled expiration date (as such date may be extended or required to be extended) without the written consent of the Company except in the event that Danisco validly terminates this Agreement pursuant to Section 8.1.

          (e) Subject to the prior satisfaction of the Majority of the Minority Condition and the satisfaction or waiver by Danisco or the Buyer of the Minimum Condition and the other conditions to the Offer set forth in Annex I, the Buyer shall consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Common Stock tendered pursuant to the Offer as soon as practicable after the Buyer is legally permitted to do so under applicable law; provided, however, that the initial expiration date of the Offer (and the first date upon which the Buyer may accept for payment shares of Common Stock tendered pursuant to the Offer) shall be 20 business days (calculated in accordance with Rule 14d-1(g) under the Exchange Act) following the commencement of the Offer.

          (f) As soon as practicable on the date the Offer is commenced, (i) Danisco and the Buyer shall file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), and a Schedule 13E-3 (together with all amendments, supplements and exhibits thereto, the “Buyer Schedule 13E-3”). The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (the Schedule TO, Buyer Schedule 13E-3, Offer to Purchase and form of letter of transmittal and summary advertisement referred to above, together with any amendments and supplements thereto, being referred to collectively in this Agreement as the “Offer Documents”). Danisco and the Buyer agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable laws and regulations. Each of Danisco and the Buyer, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent required by law. Danisco and the Buyer further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable laws and regulations. The Company and its counsel (and the Special Committee and its counsel) shall be given a reasonable opportunity to review the Offer Documents before they are filed with the SEC, and Danisco and the Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel (or the Special Committee and its counsel). In addition, Danisco and the Buyer agree to provide the Company and its counsel (and the Special Committee and its counsel) in writing with any comments, whether written or oral, that Danisco, the Buyer or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Danisco’s or the Buyer’s, as the case may be, receipt of such comments, and any written or oral responses thereto. The Company and its counsel (and the Special Committee and its counsel) shall be given a reasonable advance opportunity to review any such written responses and Danisco and the Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel (and the Special Committee and its counsel).

          (g) If the Offer is terminated by the Buyer, or this Agreement is terminated prior to the purchase of shares of Common Stock in the Offer, Danisco and the Buyer shall promptly return, and shall cause any depository or paying agent acting on behalf of Danisco or the Buyer, to return promptly all tendered shares of Common Stock to the registered holders thereof.

          (h) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Buyer’s acceptance for payment of, and payment for, shares pursuant to the Offer.

     Section 1.2 Company Actions. (a) Promptly following the filing of the Schedule TO (and, in any event, not later than ten business days following the date of such filing), (i) the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3(b), contain the recommendation referred to in clause (iii) of Section 3.5, and (ii) the Company shall, in a manner that complies with applicable rules under the Exchange Act, file with the SEC a Schedule 13E-3 (the “Company Schedule 13E-3”). The Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Company Schedule 13E-3 to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Danisco and the Buyer, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 and the Company Schedule 13E-3 if and to the extent required by law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 and the Company Schedule 13E-3, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. Danisco, the Buyer and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and the Company Schedule 13E-3 before they are filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Danisco, the Buyer and their counsel. In addition, the Company agrees to provide Danisco, the Buyer and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 and the Company Schedule 13E-3 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Danisco, the Buyer and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Danisco, the Buyer and their counsel.

          (b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to the Buyer mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of shares of Common Stock as of a recent date, and shall promptly furnish the Buyer with such information and assistance (including lists of holders of shares of Common Stock, updated promptly from time to time upon the Buyer’s request, and their addresses, mailing labels and lists of security positions) as the Buyer or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of shares of Common Stock. Subject to the requirements of applicable laws and regulations, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions (as defined in Section 3.4), Danisco and the Buyer (i) shall hold in confidence the information contained in any such labels, listings and files, and any other information furnished pursuant to this Section 1.2, (ii) shall use such information only in connection with the Offer and the Merger and, (iii) if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

     Section 1.3 Stockholder Agreement. The Company hereby consents to the assignment to Danisco of the rights of Eastman under the Stockholder Agreement among the Company, Danisco and Eastman dated July 25, 2000 (as amended through the fourth amendment thereto dated the date hereof, the “Stockholder Agreement”), which assignment shall automatically be effective as of the time (the "Assignment Time”) that the Company receives notice in writing from Danisco (and, with respect to clause (b) only, an acknowledgement in writing from Eastman) that both of the following have occurred: (a) the purchase of and payment for any shares of Common Stock by the Buyer pursuant to the Offer; and (b) the purchase by the Buyer (or any affiliate thereof) of and payment by the Buyer (or any affiliate thereof) for all shares of Common Stock, and all shares of Series A Preferred Stock owned by Eastman (and Eastman’s subsidiaries), pursuant to the Stock Purchase Agreement.

     Section 1.4 Directors. (a) Promptly following the Assignment Time, any provision in the Stockholder Agreement to the contrary notwithstanding, Danisco shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Danisco pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Common Stock beneficially owned by the Buyer, Danisco and any of their affiliates bears to the total number of shares of Common Stock then outstanding. The Company shall, upon Danisco’s request at any time following the Assignment Time, use commercially reasonable efforts to take such actions, including promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary to enable Danisco’s designees to be so elected or designated to the Company Board of Directors, and shall use its commercially reasonable efforts to cause Danisco’s designees to be so elected or designated at such time; provided, however, that at all times during the period commencing as of the

Assignment Time and ending at the Effective Time (as defined in Section 1.6), there shall be, and Danisco shall use commercially reasonable efforts to ensure that there shall be, at least three Continuing Directors serving on the Company Board of Directors. For purposes of this Agreement, a person serving on the Company Board of Directors shall be deemed to be a “Continuing Director” only if: (i) such person was a member of the Special Committee as of the date hereof; or (ii) such person is a successor to a member of the Special Committee as of the date hereof (or is a successor to any successor) and was recommended or elected to succeed such member or successor by a majority of the other persons who were serving as Continuing Directors at the time such person was so recommended or elected.

          (b) The Company shall, upon Danisco’s request following the Assignment Time, also use commercially reasonable efforts to cause persons elected or designated by Danisco to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors (other than the Special Committee), (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each board of directors (or similar body) of each Company Subsidiary, in each case only to the extent permitted by applicable laws or regulations or the rules of any national securities exchange or trading market on which the shares of Common Stock are listed or traded. The Company’s obligations under this Section 1.4 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

          (c) The Company shall take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4, including mailing to stockholders (together with the Schedule 14D-9) the information required by said Section 14(f) and Rule 14f-1 as is necessary to enable Danisco’s designees to be elected or designated to the Company Board of Directors. Danisco or the Buyer shall supply the Company with information with respect to Danisco and the Buyer and their nominees, officers, directors and affiliates to the extent required by said Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that any of the Buyer, Danisco or any of their respective affiliates may have as a holder or beneficial owner of shares of Common Stock as a matter of law with respect to the election of directors or otherwise.

          (d) Without limiting the effect of Section 9.1, during the period commencing as of the Assignment Time and ending at the Effective Time, the approval of a majority of the Continuing Directors serving on the Company Board of Directors shall be required to authorize any Specified Matter. For purposes of this Agreement, each of the following shall be deemed to be a “Specified Matter”: (i) any amendment or termination by the Company of, and any exercise or enforcement by the Company of any right under, this Agreement or the Stockholder Agreement; (ii) any extension of time for the performance of (y) any of the obligations or acts of Danisco or the Buyer under this Agreement, or (z) any of the obligations or acts of Danisco or Eastman under the Stockholder Agreement; (iii) any waiver of any right of the Company, or any condition to any obligation of the Company, under this Agreement or the Stockholder Agreement; (iv) any grant by the Company of any consent or approval pursuant to, or any other action by the Company relating to, this Agreement or the Stockholder Agreement; (v) any action or failure to act on the part of the Company that could reasonably be expected to constitute or result in a breach of, or to delay or interfere with the performance of, this Agreement or the Stockholder Agreement; (vi) any agreement or transaction between or involving (x) the Company or any affiliate of the Company and (y) Danisco, Eastman or any affiliate of Danisco or Eastman; (vii) any Company Change in Recommendation (as defined in Section 5.3); (viii) any amendment to the Company’s certificate of incorporation or bylaws; and (ix) any change in the authority or membership of the Special Committee. The authorization after the Assignment Time of any Specified Matter by a majority of the Continuing Directors serving on the Company Board of Directors shall constitute the authorization of such Specified Matter by the Company Board of Directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize such Specified Matter.

     Section 1.5 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.6 below), the Company and the Buyer shall consummate a merger (the “Merger”) pursuant to which (i) the Buyer shall be merged with and into the Company and the separate corporate existence of the Buyer shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

          (b) From and after the Effective Time, the certificate of incorporation of the Company shall be amended to read in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation.

          (c) From and after the Effective Time, the bylaws of the Company shall be amended to read in the form attached hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

     Section 1.6 Effective Time. As soon as practicable following authorization of the Merger under Section 1.10 or Section 1.11, as the case may be, Danisco, the Buyer and the Company shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.7)(or on such other date as Danisco and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective as of the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, such time hereinafter referred to as the “Effective Time.”

     Section 1.7 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Carter Ledyard & Milburn LLP, New York, NY 10005, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.8 Directors and Officers of the Surviving Corporation. The Company, Danisco and the Buyer shall use their commercially reasonable efforts to cause the persons listed on Exhibit C hereto, from and after the Effective Time, to be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

     Section 1.9 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Buyer acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Buyer, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.10 Stockholders’ Meeting. (a) If required by applicable laws or regulations in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable laws and regulations:

     (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as reasonably practicable following the time as of which any shares are accepted for payment pursuant to the Offer (the “Acceptance Time”) for the purpose of considering and taking action upon this Agreement;

     (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required by the SEC to be included in the proxy or information statement and, after consultation with Danisco, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the “Proxy Statement”) to be mailed to its stockholders;

     (iii) subject to Sections 5.3(b) and 6.2, include in the Proxy Statement the recommendations of (x) the Company Board of Directors that the Unaffiliated Stockholders vote in favor of the adoption of this Agreement and (y) the Special Committee that the Unaffiliated Stockholders vote in favor of the adoption of this Agreement; and

     (iv) subject to Sections 5.3(b) and 6.2, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable laws or regulations to effect the Merger.

          (b) Danisco agrees to vote, or cause to be voted, all of the shares of Common Stock then beneficially owned by it, the Buyer or any of its other subsidiaries and affiliates in favor of the adoption of this Agreement.

     Section 1.11 Merger Without Meeting of Stockholders. Notwithstanding Section 1.10, in the event that Danisco, the Buyer or any other subsidiary or affiliate of Danisco shall individually or collectively own (as a result of the Offer or otherwise) acquire at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”):

          (a) Buyer Common Stock. Each issued and outstanding share of Buyer Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Danisco-Owned Stock. All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Danisco, the Buyer or any other wholly-owned Subsidiary of Danisco shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. For clarification, all shares of Common Stock tendered, accepted for payment and purchased in connection with the Offer shall be owned by Buyer and cancelled as of the Effective Time pursuant to this Section 2.1(b).

          (c) Conversion of Common Stock. Each issued and outstanding s share of Common Stock (other than shares of Common Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, as defined in Section

2.3) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Common Stock Merger Consideration”). From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

          (d) Series A Preferred Stock. Each issued and outstanding share of Series A Preferred Stock shall be converted into one fully paid and nonassessable share of series A preferred stock, no par value, of the Surviving Corporation. (All outstanding shares of Undesignated Preferred Stock and Series A Preferred Stock are referred to herein as the “Preferred Shares”).

          (e) Adjustment of Common Stock Merger Consideration. The Common Stock Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Certificates.

          (a) Paying Agent. Danisco shall designate a bank or trust company to act as agent for the holders of shares of Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Common Stock shall become entitled pursuant to Section 2.1. Prior to the Effective Time, Danisco or the Buyer shall deposit, or cause to be deposited, with the Paying Agent the aggregate Common Stock Merger Consideration. For purposes of determining the amount of Common Stock Merger Consideration to be so deposited, Danisco and the Buyer shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its shares of Common Stock. Such funds shall be invested by the Paying Agent as directed by Danisco or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of shares of Common Stock. Earnings from such investments shall be the sole and exclusive property of Danisco and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Common Stock.

          (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 into the right to receive the Common Stock Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Danisco may reasonably specify) and (ii)

instructions for effecting the surrender of the Certificates in exchange for payment of the Common Stock Merger Consideration for each share of Common Stock formerly represented thereby. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Danisco, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration for each share of Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Common Stock Merger Consideration is to be made to a Person (as defined in Section 3.2) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of such Common Stock Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive, for each share of Common Stock formerly represented thereby, the Common Stock Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

          (c) Transfer Books; No Further Ownership Rights in shares of Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Common Stock or Preferred Shares, as the case may be, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock or Preferred Shares, as the case may be, except as otherwise provided for herein or by applicable laws or regulations. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Withholding Rights. Danisco, the Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant consideration otherwise payable in the Merger pursuant to this Agreement to any holder of shares of Common Stock or Preferred Shares such amounts that Danisco, the Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign law. To the extent that amounts are so withheld by Danisco, the Buyer, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock or Preferred Shares in respect of which such deduction and withholding was made by Danisco, the Buyer, the Surviving Corporation or the Paying Agent.

     Section 2.3 Dissenting Shares of Common Stock. (a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting shares of Common Stock”) shall not be converted into a right to receive the Common Stock Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting shares of Common Stock shall be entitled to receive payment of the appraised value of such shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case each of such shares of Common Stock shall be converted into and represent only the right to receive the Common Stock Merger Consideration without interest thereon, upon surrender of the Certificate or Certificates representing such shares of Common Stock.

          (b) The Company shall give Danisco (i) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to such demands for appraisal under the DGCL. Except with the prior written consent of Danisco, the Company shall not voluntarily make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands for appraisal.

     Section 2.4 Company Stock Plans. Effective as of and after the Effective Time, all outstanding awards (“Company Stock Awards”) of stock options, stock appreciation rights (“SARs”), restricted shares of Common Stock, or units of Common Stock under the Company’s Stock Option and Stock Appreciation Right Plan (the “SOAR”), or under the Company’s 2002 Omnibus Incentive Plan (the “OI”), that remain unexercised or unpaid at the Effective Time, whether or not such awards had become vested or exercisable before such time, and all shares of Common Stock standing to participants’ credit in Stock Accounts maintained for them under, or which are to be credited to their Stock Accounts after the Effective Time pursuant to elections made by them before such time in accordance with, the provisions of the Company’s Nonqualified

Deferred Compensation Plan (the “NQDCP” and, collectively with the SOAR and the OI, the “Company Stock Plans”) shall be treated in the manner set forth in the amendments to the Company Stock Plans which are to be adopted by the Company Board of Directors, or by its Management Development and Compensation Committee, pursuant to the resolutions set forth in Annex II to this Agreement, as provided in Section 6.12 hereof. If any option outstanding under the SOAR is exercised at any time after the date of this Agreement and while the Offer remains in effect (the “Offer Period”), the holder thereof shall not be required to pay the exercise price for the shares of Common Stock as to which the holder intends to exercise the option, and no shares of Common Stock shall be issued or delivered to the holder upon such exercise of the option. Instead, the holder shall be entitled to receive a single lump sum cash payment, in an amount determined by multiplying (i) the number of shares covered by the holder’s exercise of such option, by (ii) the excess of the Offer Price over the exercise price for such shares, such lump sum to be paid promptly after the Effective Time if and only if the Effective Time occurs (it being understood that if the Effective Time does not occur such exercise shall be deemed not to have occurred). The amount so payable to the holder shall be reduced by all taxes required by law to be withheld therefrom. As soon as possible after the execution of this Agreement, all holders of outstanding options under the SOAR shall be furnished with written notice advising them that their options will be cash settled in accordance with the provisions of this Section 2.4 if exercised during the Offer Period.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

     Subject to Section 9.2, the Company represents and warrants to Danisco and the Buyer that, as of the date of this Agreement, except as set forth (i) in the disclosure schedule delivered to Danisco on the date of this Agreement (the “Company Disclosure Schedule”) with sufficient particularity and description to provide sufficient notice of the materials, facts or items described therein to apprise Danisco and the Buyer of its relevance to the each of the particular representations and warranties as set forth below, (ii) in any of the Company SEC Documents (as defined in Section 3.7) or (iii) in any of the exhibits to any of the Company SEC Documents:

     Section 3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Change” or “Company Material Adverse Effect” means any fact(s), change(s), event(s), development(s) or circumstance(s) which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or will be, a Company Material Adverse Change or a

Company Material Adverse Effect: (A) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to conditions affecting the industry as a whole in which the Company or any Company Subsidiary participates, the U.S. economy as a whole or any foreign economy as a whole in any location where the Company or any Company Subsidiary has material operations or sales; (B) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to any change in laws or regulations applicable to the Company or any Company Subsidiary after the date hereof which does not adversely affect the Company in a materially disproportionate manner as compared to others in the industry in which the Company operates; (C) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to any change in GAAP (as defined in Section 3.7); (D) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to (1) any action or failure to act on the part of the Company or any Company Subsidiary that is expressly approved by Danisco in writing or that is permitted or required by this Agreement, (2) any action or failure to act on the part of any Person acting or failing to act at the request or direction in writing of Danisco or any affiliate of Danisco, or (3) any action or failure to act on the part of Danisco or any affiliate or Representative of Danisco; (E) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to the announcement or pendency of any of the Transactions (including any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to any litigation, any loss of or delay in placing customer orders or any departure or loss of employees that arises from or by virtue of such announcement or pendency of the Offer or the Merger) (it being understood that nothing in this clause “(E)” limits the obligations of the parties under Section 6.7 hereof), and (F) any adverse fact(s), change(s), event(s), development(s) or circumstance(s) resulting from or relating to any claim, action, suit, arbitration or other judicial or quasi-judicial or administrative proceeding concerning the Company or any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary that is disclosed on the Company Disclosure Schedule or that is made, commenced or threatened after the date of this Agreement (whether relating to the business of the Company or any Company Subsidiary, any of the Transactions or otherwise)(it being understood, however, that no such claim, action, suit, arbitration or other judicial or quasi-judicial or administrative proceeding brought or threatened by any Governmental Entity is being excluded from “Company Material Adverse Change” or “Company Material Adverse Effect” pursuant to this clause “(F)”. For purposes of this Agreement, each of the following shall be deemed to be a “Designated Person”: (i) Danisco and each of its affiliates; (ii) Eastman and each of its affiliates; and (iii) each Person who is or becomes a Representative of Danisco or any affiliate of Danisco. As used in this Agreement, “Representatives” means directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives.

          (b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.2 Subsidiaries and Affiliates. (a) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, sets forth the name and jurisdiction of incorporation or organization of each material Company Subsidiary. Other than with respect to the Company Subsidiaries, and except for securities or interests classified as marketable securities or short-term investments under GAAP, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding capital stock of each material Company Subsidiary (i) is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, or other encumbrances and restrictions of any nature whatsoever (“Encumbrances”), other than Permitted Encumbrances (as defined in Section 9.7), and (ii) is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any person except the Company or another Company Subsidiary. As used in this Agreement, the term “Company Subsidiary” means each Person which is a Subsidiary of the Company. As used in this Agreement, the term “Subsidiary” means with respect to any party, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of such party’s Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner and holds a majority of the voting interest. As used in this Agreement, the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity (as defined in Section 3.6) or other entity or organization.

          (b) Each Company Subsidiary (i) is a corporation or limited liability company duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the laws of its state of incorporation or organization, (ii) has requisite corporate or similar power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (iii) is duly qualified or licensed to do business as a foreign corporation or other organization in good standing (in jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect..

     Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 201,001,000 shares, consisting of (i) 200,000,000 shares of Common Stock, (ii) 1,000,000 shares of Undesignated Preferred Stock and (iii) 1,000 shares of Series A Preferred Stock. As of January 25, 2005, (i) 59,938,369 shares of Common Stock were issued and outstanding, (ii) no shares of Undesignated Preferred Stock were issued and outstanding, (iii) 970 shares of Series A Preferred Stock were issued and outstanding, (iv) 1,782,477 shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (v) a total of 15,800,000 shares of Common Stock were reserved for issuance pursuant to the Company Award Plans of which 10,823,313 shares are subject to outstanding Company Stock Awards as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, and (vi) a total of 2,000,000 shares of Common Stock were reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”) of which 522,777 have been issued. All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of or payment with respect to outstanding Company Stock Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.

          (b) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.

          (c) Except as stated in this Section 3.3, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. No Company Subsidiary owns any shares of Common Stock.

          (d) Other than the Company Award Plans and the ESPP, the Company does not maintain any plan, program or arrangement, and does not have in effect any agreement to which it is a party (other than agreements under the Company Award Plans and the ESPP), under which shares of Common Stock, stock options, SARs or units of Common Stock have been or may be granted by the Company to any director, employee or independent contractor as compensation for services rendered to the Company or to any of its subsidiaries. Section 3.3(d) of the Company Disclosure Schedule contains a listing of all outstanding Company Stock Awards remaining unexercised or unpaid, in whole or in part, as of January 25, 2005, and sets forth (i) for all such awards in the form of stock options, the aggregate number of shares of Common Stock included in the unexercised portion of such options, and the price per share at which the unexercised portion of such options can be exercised; (ii) for all such awards that are SARs, the aggregate number of shares of Common Stock included in the unexercised portion of such SARs, and the price or Base Value per share at which the unexercised portion of such SARs can be exercised; (iii) for all such awards in the form of restricted shares of Common Stock, the aggregate number of such shares of Common Stock still subject to restrictions; (iv) for all such awards in the form of units of Common Stock, the total number of such units; and (v) for all such awards in the form of performance units or shares, the total number of such units that were granted with respect to any performance period that is scheduled to end after the date of this Agreement, and the date on which such performance period is scheduled to end. Section 3.3(d) of the Company Disclosure Schedule also sets forth the total number of shares of Common Stock standing to the credit of participants in the NQDCP in Stock Accounts maintained for them under the NQDCP as of November 30, 2004.

          (e) Except as provided in the Stockholder Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

     Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors (acting on the recommendation of the Special Committee) and no other corporate action on the part of the Company (other than, with respect to the Merger, the affirmative vote of the stockholders of the Company as and to the extent required by law) is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Danisco and the Buyer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.5 Board Approvals. The Company Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Offer and the Merger are fair to the Unaffiliated Stockholders, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, and (iii) recommended that the Unaffiliated Stockholders accept the Offer, tender their shares of Common Stock to the Buyer pursuant to the Offer, and adopt this Agreement, if approval by the Company’s stockholders is required by applicable law to consummate the Merger (as defined below). None of the aforesaid actions by the Company Board of Directors has been amended or rescinded. Assuming the veracity of the representations made in Section 4.10 by Danisco (and that Eastman can truthfully make the same representations as to Eastman and its affiliates), the restrictions on business combinations contained in Section 203 of the DGCL is not applicable to this Agreement or the Transactions.

     Section 3.6 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Certificate, the Company Bylaws or similar organizational documents of any Company Subsidiary, (ii) require any filing by the Company with, or require the Company to obtain any permit, authorization, consent or approval from, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act or any national securities exchange or trading market on which the shares of Common Stock are listed or traded, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such competition law filings, if any, required to be made with any appropriate non-U.S. Governmental Entity to consummate the Transactions, (D) the filing or deemed filing with the SEC and the Nasdaq Stock Market, Inc. of (1) the Schedule 14D-9 and the Company Schedule 13E-3, (2) a Proxy Statement if stockholder approval is required by law, (3) the information required by Rule 14f-1 under the Exchange Act and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (E) filings, permits, authorizations, consents and approvals as may be required by any applicable state securities or blue sky laws or (F) filings, permits, authorizations, consents and approvals where the failure by the Company to make or obtain such filings, permits, authorizations, consents or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect), (iii) result in a modification, violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any legally binding note, bond, mortgage, lien, indenture, lease, license, contract or agreement, whether oral or written, or other legally binding instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the “Company Agreements”) except for any such modification, violation, breach, default or right of termination, amendment, cancellation or acceleration which would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.7 Company SEC Documents and Financial Statements. (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required by it to be filed since and including January 1, 2004 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, as amended or supplemented prior to the date hereof (collectively, the “Financial Statements”), (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (ii) fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows (except, in the case of unaudited interim financial statements, for normal or recurring year-end adjustments) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. No representation is made with respect to any information provided by Danisco, the Buyer or Eastman (or any affiliate of Danisco, the Buyer or Eastman) in writing for inclusion or incorporation by reference in any Company SEC Documents.

          (b) Without limiting the generality of Section 3.7(a), PricewaterhouseCooopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied upon.

     Section 3.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from September 30, 2004 (the “Balance Sheet Date”) through the date of this Agreement, each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice. From the Balance Sheet Date through the date of this Agreement, neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Change.

     Section 3.9 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since the Balance Sheet Date that would not, individually or in the aggregate, have a Company Material Adverse Effect, (c) for liabilities and obligations incurred under this Agreement or any related agreement or instrument or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has any liabilities or obligations of the type required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

     Section 3.10 Litigation. There is no action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the Company’s knowledge, being overtly threatened in writing against or naming as a party thereto), the Company or any Company Subsidiary. To the Company’s knowledge, there is no action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against or being overtly threatened in writing against or naming as a party thereto any Section 16 officer or director of the Company or any Company Subsidiary (in his or her capacity as such). To the Company’s knowledge, there is no U.S. governmental investigation pending or being overtly threatened in writing against the Company or any Company Subsidiary. There is no order, writ, injunction or decree outstanding (i) against the Company or any Company Subsidiary or (ii) naming the Company or any Company Subsidiary and affecting any of the respective properties or assets of the Company or any Company Subsidiary.

     Section 3.11 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Danisco or the Buyer (or any affiliate of Danisco or the Buyer) expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.12 Information in the Offer Documents, the Schedule 14D-9 and the Company Schedule 13E-3. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents will not, on the date filed with the SEC and on the first date published, sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Company Schedule 13E-3 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act, Regulation M-A under the Exchange Act and any other applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Schedule 14D-9 or the Company Schedule 13E-3 based on information supplied in writing by Danisco, the Buyer or Eastman (or any affiliate of Danisco, the Buyer or Eastman) expressly for inclusion or incorporation by reference therein.

     Section 3.13 Opinion of Financial Advisor. The Special Committee has received the opinion of UBS Securities LLC, the Special Committee’s financial advisor, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by holders of Common Stock of the Company (other than Danisco, Eastman, and their affiliates) is fair from a financial point of view to such Unaffiliated Stockholders. A copy of such opinion will be delivered to Danisco and the Buyer for informational purposes only.

     Section 3.14 Brokers. (a) No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

          (b) The fee payable by the Company to UBS Securities LLC shall not exceed the amount specified in Section 3.14(b) of the Company Disclosure Schedule. True and correct copies of all agreements between the Company and UBS Securities LLC concerning the Transactions, including any fee arrangements, have been previously provided to Danisco, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

     Section 3.15 Personnel. (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) as of the date hereof, the names and current salaries of all elected and appointed Section 16 officers of each of the Company and the Company Subsidiaries and (ii) as of January 21, 2005 the number of issued and outstanding shares of Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons.

     Section 3.16 No Termination of Business Relationship. Since January 1, 2004 through the date of this Agreement, no counterparty to any Material Company Agreement has given notice in writing (other than notice that has been withdrawn or is otherwise no longer pending) of any intention to cancel or otherwise terminate, prior to the end of the applicable contract term, such Material Company Agreement.

     Section 3.17 Other Agreements. Neither the Company nor any Company Subsidiary has entered into any contract or agreement with any officer or director of the Company or any Company Subsidiary in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF DANISCO AND THE BUYER

     Danisco and the Buyer represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Danisco and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, impair in any material respect the ability of each of Danisco and the Buyer, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Danisco and the Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Danisco and the Buyer of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Danisco and the Buyer, and by Danisco as the sole stockholder of the Buyer, and no other corporate authority or approval on the part of Danisco or the Buyer is necessary to authorize the execution and delivery by Danisco and the Buyer of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Danisco and the Buyer and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Danisco and the Buyer enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Danisco or the Buyer, the consummation by Danisco or the Buyer of the Transactions, or compliance by Danisco or the Buyer with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Danisco or any Danisco Subsidiary, including the Certificate of Incorporation or Bylaws of the Buyer, (b) require any filing by Danisco or any Danisco Subsidiary with, or the require Danisco or any Danisco Subsidiary to obtain any permit, authorization, consent or approval from, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and such competition law filings, if any, required to be made with any appropriate non-U.S. Governmental Entity to consummate the Transactions, (iv) the filing or deemed filing with the SEC and the Nasdaq Stock Market, Inc. of (A) the Schedule TO, (B) the Buyer Schedule 13E-3, (C) the Proxy Statement, if stockholder approval is required by law and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) filings, permits, authorizations, consents and approvals as may be required by the Copenhagen Stock Exchange, or (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right) under, any of the terms, conditions or provisions of any legally binding note, bond, mortgage, lien, indenture, lease, license, contract or agreement, whether oral or written, or other legally binding instrument or obligation to which Danisco or any Danisco Subsidiary is a party or by which any of them or any of their respective properties or assets is bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Danisco, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b), (c) or (d) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Danisco and the Buyer to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any the Transactions.

     Section 4.4 Litigation. There is no action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Danisco, being overtly threatened in writing against or naming as a party thereto) Danisco or any Danisco Subsidiary, nor, to the knowledge of Danisco, is there any investigation pending or being overtly threatened in writing against Danisco or any Danisco Subsidiary, and none of Danisco or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each Danisco and the Buyer to perform its obligations under this Agreement or under the Stock Purchase Agreement, as the case may be, or prevent the consummation of any of the Transactions or any transactions contemplated by the Stock Purchase Agreement.

     Section 4.5 Information in the Proxy Statement. None of the information supplied by Danisco or the Buyer in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     Section 4.6 Information in the Offer Documents. The information supplied by Danisco and the Buyer expressly for inclusion or incorporation by reference in the Schedule 14D-9, in the Company Schedule 13E-3 and in the information statement provided to the Company’s stockholders under Section 14(f) of (and Rule 14f-1 under) the Exchange Act will not, on the date filed with the SEC and on the first date published, sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the first filed date published, sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Danisco or the Buyer with respect to information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents.

     Section 4.7 Cash Availability. Danisco and the Buyer have cash on hand or existing lines of credit to provide, in the aggregate, sufficient funds (a) to consummate the Transactions, including payment in full for all shares of Common Stock validly tendered into the Offer or outstanding at the Effective Time, subject to the terms and conditions to the Offer and this Agreement, (b) to consummate the transactions contemplated by the Stock Purchase Agreement, including payment in full for all shares of Common Stock and Series A Preferred Stock held by Eastman and its affiliates, and (c) to satisfy all other costs and expenses required to be paid by Danisco or the Buyer in connection with the foregoing. There is no breach or default by Danisco existing, or that with notice or the passage of time may exist, under the credit or other agreements with respect to such lines of credit. Danisco and the Buyer have no reason to believe that any of the conditions precedent to the draw-down of such lines of credit will not be satisfied in connection with the consummation of the Transactions or the transactions contemplated by the Stock Purchase Agreement.

     Section 4.8 Other Agreements. Except as disclosed by Danisco to the Company in writing prior to or on the date hereof, neither Danisco nor the Buyer has entered into any contract or agreement with any officer or director of the Company or any Company Subsidiary in connection with the Transactions.

     Section 4.9 Stock Purchase Agreement and Related Matters. (a) An accurate and complete copy of the Stock Purchase Agreement is attached to this Agreement as Exhibit D. The Stock Purchase Agreement has never been amended or supplemented in any respect. Except for the Stock Purchase Agreement and the Stockholder Agreement, there is no agreement, arrangement or understanding of any nature between Danisco or any of its affiliates and Eastman or any of its affiliates relating to the Company or any Company Subsidiary or relating to any of the securities or assets of the Company or any Company Subsidiary.

          (b) Danisco has all necessary corporate power and authority to execute and deliver the Stock Purchase Agreement, to perform its obligations thereunder and to consummate the transactions contemplated by the Stock Purchase Agreement. The execution, delivery and performance of the Stock Purchase Agreement, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by Danisco’s board of directors, and no vote of Danisco’s stockholders or other corporate action on the part of Danisco is necessary to authorize the execution and delivery by Danisco of the Stock Purchase Agreement or the consummation of the transactions contemplated thereby. The Stock Purchase Agreement has been duly executed and delivered by Danisco and, assuming due and valid authorization, execution and delivery thereof by Eastman, is a valid and binding obligation of Danisco enforceable against Danisco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All of Danisco’s representations and warranties in the Stock Purchase Agreement are accurate and complete and will be accurate and complete as of the Acceptance Time.

          (c) None of the execution, delivery or performance of the Stock Purchase Agreement by Danisco, the consummation by Danisco of the transactions contemplated thereby or compliance by Danisco with any of the provisions thereof will (i) conflict with or result in any breach of any provision of the organizational documents of Danisco or any Danisco Subsidiary, (ii) require any filing by Danisco or any Danisco Subsidiary with, or require Danisco or any Danisco Subsidiary to obtain any permit, authorization, consent or approval from, any Governmental Entity (except for (A) compliance with any applicable requirements of the Exchange Act, (B) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and such competition law filings, if any, required to be made with any appropriate non-U.S. Governmental Entity to consummate the transactions contemplated thereby, (C) the filing or deemed filing with the SEC and the Nasdaq Stock Market, Inc. of such reports under Section 13(a) of the Exchange Act as may be required in connection with the transactions contemplated thereby, or (D) filings, permits, authorizations, consents and approvals as may be required by the Copenhagen Stock Exchange), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right) under, any of the terms, conditions or provisions of any legally binding note, bond, mortgage, lien, indenture, lease, license, contract or agreement, whether oral or written, or other legally binding instrument or obligation to which Danisco or any Danisco Subsidiary is a party or by which Danisco or any Danisco Subsidiary or any of their respective properties or assets is bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Danisco or any Danisco Subsidiary or any of their respective properties or assets.

          (d) Neither Danisco nor any Representative of Danisco has received or given any notice or other communication regarding any actual or possible violation or breach of, or default under, the Stock Purchase Agreement or otherwise under or relating to the Stock Purchase Agreement.

     Section 4.10 Section 203. No “person” has become the “owner” of any of the shares of stock of the Company owned by Danisco and its affiliates within the last three years so as to cause any of the Transactions (or any of the transactions contemplated by any other agreement referred to herein) to be subject to the restrictions set forth in Section 203, as such quoted terms are used in Section 203.

     Section 4.11 Ownership of Shares. (a) As of the date of this Agreement, Danisco owns all of its 25,000,000 shares of Common Stock and all of its 485 shares of Series A Preferred Stock itself or through direct or indirect subsidiaries of Danisco.

          (b) As of the date of this Agreement, Eastman owns all of its 25,000,000 shares of Common Stock and all of its 485 shares of Series A Preferred Stock itself or through direct or indirect subsidiaries of Eastman.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) in the ordinary course of business consistent with past practice, (iii) with the written approval of Danisco (which approval will not be unreasonably withheld or delayed by Danisco), (iv) as described in Section 5.1 of the Company Disclosure Schedule, (v) as required by any applicable law or regulation or by the rules of any national securities exchange or trading market or (vi) pursuant to Company Agreements in effect as of the date of this Agreement and of which Danisco is aware, after the date hereof and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the time the designees of Danisco have been elected to, and shall (together with any designees then already serving) constitute a majority of, the Company Board of Directors pursuant to Section 1.4 (the “Appointment Time”):

          (a) each of the Company and the Company Subsidiaries shall use commercially reasonable efforts to conduct their business in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to preserve its present business and organization substantially intact and maintain such relations with customers, (including those customers of the Company identified by Danisco and/or representing in excess of 10% of the gross sales of the Company), suppliers, employees (including key personnel of the Company identified by Danisco), contractors, distributors and others having business dealings with it as are reasonably necessary to preserve substantially intact its present business and organization;

          (b) the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all tax returns (“Post Signing Returns”) required to be filed by the Company or such Company Subsidiary, as the case may be, and shall cause all such Post Signing Returns to be prepared in all material respects in a manner consistent with past practice, (ii) timely pay all taxes due and payable by the Company and such Company Subsidiary, respectively and (iii) promptly notify Danisco of any federal or state income or franchise, or other material, tax claim pending against or with respect to the Company or any Company Subsidiary (or any significant developments with respect to ongoing federal or state income or franchise or other material tax claims), including material tax liabilities and material refund claims;

          (c) the Company shall not, directly or indirectly, (i) amend its Certificate of Incorporation or Bylaws or similar organizational documents, (ii) increase the size of the Company Board of Directors, (iii) split, combine or reclassify any shares of capital stock of the Company, (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (v) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries, other than shares of Common Stock reserved on the date hereof for issuance pursuant to the exercise of or in payment of the Company Stock Awards outstanding on the date hereof or shares of Common Stock issuable in accordance with the terms of the ESPP, as such terms exist as of the date of this Agreement; (vi) effect any registration of shares of capital stock of any class of the Company or any Company Subsidiaries (whether pursuant to demand registration rights of stockholders or otherwise) or (vii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Company Stock Awards granted under the Company Award Plans;

          (d) neither the Company nor any Company Subsidiary shall make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants (other than increases in wages or payment of bonuses to employees who are not directors or affiliates, in the ordinary course of business consistent with past practice), enter into or amend any employment, compensation, severance, consulting, termination or other agreement or retirement or other employee benefits plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than advances for reasonable business travel or other customary business expenses or in connection with the Transactions) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to its employee benefit plans or otherwise;

          (e) neither the Company nor any Company Subsidiary shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days; adopt or pay, grant, issue, accelerate the vesting or payment of or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement (including the Company Award Plans), or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (f) neither the Company nor any Company Subsidiary shall waive, release or assign any rights or claims under any of its material contracts, agreements and other arrangements having a value in excess of $100,000 individually or $500,000 in the aggregate;

          (g) neither the Company nor any Company Subsidiary will cancel or terminate any insurance policy naming it as a beneficiary or a loss payee, and the Company shall use commercially reasonable efforts not to allow any such policy to be cancelled or terminated;

          (h) neither the Company nor any Company Subsidiary will (i) make any loans, advances or capital contributions to, or investments in, any other Person, in excess of $100,000 individually or $500,000 in the aggregate; (ii) enter into any commitment or transaction (including any borrowing, capital expenditure or purchase, sale, lease or license of assets (tangible or intangible) or real estate) involving aggregate payments to or by the Company or any Company Subsidiary with respect to such commitment or transaction of $1,000,000 or greater; or (iii) create or allow to be created any Encumbrance (other than Permitted Encumbrance) upon the current assets of the Company, including cash and cash equivalents as reflected on the most recent balance sheet of the Company in an amount greater than $100,000 individually or $500,000 in the aggregate;

          (i) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) make or change any Tax election, change an annual accounting period, file any amended income, franchise or other material Tax Returns, enter into any closing or similar agreement, settle or consent to any tax claim, or consent to any extension or waiver of the limitation period applicable to any tax claim;

          (j) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), in excess of $1,000,000 or greater;

          (k) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger); and

          (l) subject to Section 5.3(b), neither the Company nor any Company Subsidiary will enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, publicly recommend or publicly announce an intention to do any of the foregoing.

     Section 5.2 No Solicitation; Unsolicited Proposals. (a) From the date of this Agreement until the Appointment Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall cause the Company’s and the Company Subsidiaries’ respective officers and directors (other than directors designated by Danisco or any of its affiliates and directors designated by Eastman or any of its affiliates, for whose compliance the Company shall not be responsible) not to, and shall use commercially reasonable efforts to cause the Company’s and such Company Subsidiaries’ other Representatives not to, (i) solicit or knowingly encourage the submission of any proposal that constitutes, or would reasonably be expected to result in the submission of, an Acquisition Proposal, (ii) solicit or knowingly encourage any inquiries that would reasonably be expected to result in the submission of an Acquisition Proposal, (iii) engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the non-public properties, books or records or employees of the Company or any Company Subsidiary to, any Person (or group of Persons) other than Danisco and its Subsidiaries and Representatives (any such Person, a “Third Party”) who has submitted an Acquisition Proposal to the Company, (iv) enter into any definitive agreement (or any letter of intent) with any such Third Party with respect to the Acquisition Proposal submitted by such Third Party to the Company, or (v) enter into any definitive agreement (or any letter of intent) with any such Third Party who has submitted an Acquisition Proposal to the Company, requiring the Company to abandon, terminate or fail to consummate the Transactions (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean instructing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees with this sentence). The Company shall cause the Company’s and the Company Subsidiaries’ officers and directors (other than directors designated by Danisco or any of its affiliates and directors designated by Eastman or any of its affiliates, for whose compliance the Company shall not be responsible) to, and shall use commercially reasonable efforts to cause the Company’s and such Company Subsidiaries’ other Representatives to, immediately cease and terminate any existing solicitation, discussion, activity or negotiation with any Third Party conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean instructing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees with this sentence).

          (b) Notwithstanding the restrictions set forth in Section 5.2(a) or any other provision of this Agreement, (i) if at any time prior to the Appointment Time (A) a bona fide Acquisition Proposal is made, commenced or announced by a Third Party (under circumstances in which the Company has complied in all material respects with its obligations under Section 5.2(a) with respect to such Acquisition Proposal) and (B) the Special Committee determines in good faith (after consultation with its financial advisor and outside counsel (such consultation with its financial advisor and outside counsel, “After Consultation”)) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, the Company and its Representatives may, subject to the Company’s giving Danisco prior notice (x) furnish non-public information to such Third Party and such Third Party’s Representatives relating to the Company or any Company Subsidiary, and afford to such Third Party and such Third Party’s Representatives access to the non-public properties, books or records or employees of the Company or any Company Subsidiary, in each case pursuant to a customary confidentiality agreement, and (y) engage in discussions and negotiations with such Third Party and its Representatives; and (ii) the Company may communicate with Eastman with respect to any Acquisition Proposal and take any other actions that the Company determines in good faith to be necessary or appropriate to effectuate or facilitate the taking of any actions otherwise permitted under Section 5.2 or any other provision of this Agreement.

          (c) In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within two business days) after any officer of the Company or member of the Special Committee becomes aware of any Acquisition Proposal submitted to the Company, notify Danisco of such Acquisition Proposal, which notification shall include (i) a copy of the applicable Acquisition Proposal if it was submitted in written form (or, if oral, the material terms and conditions of such Acquisition Proposal) and (ii) the identity of the Third Party making such Acquisition Proposal. The Company shall inform Danisco as promptly as practicable (and in any event within two business days) of any changes in the material terms or conditions of any Acquisition Proposal received by the Company (including any change in the price, structure or form of the consideration). The Company shall provide or make available promptly to Danisco copies of all non-public information provided to any Third Party who has made an Acquisition Proposal, to the extent such information has not previously been provided to Danisco.

          (d) Nothing contained in this Agreement shall prohibit the Company from issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act, taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or taking any action required by any order, writ, injunction, decree, statute, rule, regulation or requirement of a Governmental Entity or required by any fiduciary duty or principle of common law.

          (e) For purposes of this Agreement:

     (i) “Acquisition Proposal” means any offer, proposal or indication of interest, as the case may be, by any Third Party that contemplates (1) a transaction or series of transactions (including any merger, consolidation, recapitalization or other direct or indirect business combination) involving the issuance or acquisition by such Third Party of shares of capital stock or other equity securities of the Company representing 10% (in number or voting power) or more of the outstanding capital stock of the Company, (2) any tender or exchange offer that if consummated would result in such Third Party, together with all affiliates thereof, acquiring beneficial ownership of shares of capital stock or other equity securities of the Company representing 10% (in number or voting power) or more of the outstanding capital stock of the Company, or (3) the acquisition, exclusive license (outside the ordinary course of business), or purchase by such Third Party of 10% or more of the assets (including the capital stock or assets of any Company Subsidiary) of the Company; and

     (ii) “Superior Proposal” means any bona fide written Acquisition Proposal to acquire all of the outstanding common and preferred shares of the Company, or all or substantially all of the assets of the Company, in either case for cash or Registered Shares (as defined below), or a combination thereof (such consideration to be distributed or transferred as soon as is practicable to the stockholders of the Company, in the case of an asset sale), which on its most recently amended or modified terms, if amended or modified, the Special Committee determines in good faith After Consultation contemplates a transaction (1) that, if consummated, would be more favorable to the Unaffiliated Stockholders (in their capacities as stockholders), from a financial point of view, than the Offer and the Merger, and (2) for which financing, if necessary, is committed or reasonably capable of being obtained. “Registered Shares” means equity securities that are traded on a national securities exchange or the NASDAQ Stock Market and that, as of the date the transaction contemplated by the Superior Proposal is consummated, will either be (A) registered on a registration statement that has been declared effective by the SEC or (B) subject to a customary registration rights agreement executed by the Third Party who submitted such Superior Proposal.

          (f) If the Special Committee determines that an Acquisition Proposal constitutes a Superior Proposal, then the Company shall thereafter deliver to Danisco a written notice (a “Notice of Superior Proposal”) that (i) advises Danisco that the Company has received an Acquisition Proposal that the Special Committee has determined to constitute a Superior Proposal, (ii) specifies the material terms and conditions of such Superior Proposal and (iii) identifies the Third Party making such Superior Proposal.

          (g) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, and the Company will use its commercially reasonable efforts to enforce or cause to be enforced, any “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party. Notwithstanding the foregoing or any other provision of this Agreement, the Company may release or permit the release of any Person from, or waive or permit the waiver of any provision of (and the Company need not enforce or cause to be enforced) any “standstill” or similar agreement to which the Company or any Company Subsidiary is a party if the other party thereto can be proven by the Company to have become subject to such agreement in connection with the Company’s consideration of a strategic transaction between October 31, 2003 and September 30, 2004. Without limiting the generality of the foregoing, the Company may take such actions it determines in good faith to be necessary or appropriate to effectuate or facilitate the foregoing and to communicate publicly the release or waiver of any such standstill or similar agreement or any provision thereof (it being understood, however, that the Company may not initiate contact with any specific party who executed such a standstill or similar agreement for the purpose of communicating directly with such party the release or waiver of such agreement.

     Section 5.3 Board Recommendation. (a) Subject to Section 5.3(b), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify or amend in any manner adverse to Danisco or to the Buyer, the approval or recommendation by the Company Board of Directors or any committee thereof of the Offer, this Agreement or the Merger (the “Company Recommendation”) or (ii) approve or recommend any Acquisition Proposal or cause or permit the Company to enter into any definitive agreement or letter of intent with respect to any Acquisition Proposal (each of the foregoing actions described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Company Change in Recommendation”); provided, however, that nothing contained in this Agreement shall prohibit the Company or the Special

Committee from publicly disclosing a Superior Proposal or amending the Company Recommendation to provide that the Company is unable to take a position with respect to the Offer, this Agreement and the Merger in response to a Superior Proposal following delivery to Danisco of a Notice of Superior Proposal with respect to such Superior Proposal (and such public disclosure or amendment shall not be deemed to be a Company Change in Recommendation).

          (b) Notwithstanding the provisions of Section 5.3(a), or any other provision of this Agreement, the Company Board of Directors or the Special Committee may cause to be made a Company Change in Recommendation if prior to the Effective Time the Company Board of Directors or the Special Committee, as the case may be, determines in good faith, After Consultation, that the failure to make a Company Change in Recommendation would create a material risk of a breach by the Company Board of Directors or the Special Committee of its fiduciary duties to stockholders of the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

     Section 6.1 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file a preliminary version of the Proxy Statement with the SEC, shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect thereto, and promptly thereafter shall mail the Proxy Statement to stockholders of the Company. In such event, subject to Sections 5.2 and 5.3, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the adoption of this Agreement.

     Section 6.2 Meeting of Stockholders of the Company. In connection with the Special Meeting, if any, the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and shall take all other action necessary or, in the reasonable opinion of the Buyer, advisable to secure any vote or consent of such stockholders required by the DGCL and the Company Certificate to effect the Merger; provided, however, that, notwithstanding anything to the contrary contained in this Section 6.2 or in any other provision of this Agreement, the Company shall have no obligation to solicit proxies (or take any other action to secure any vote or consent of stockholders) if, following the Acceptance Time, the Company Board of Directors makes a Company Change in Recommendation. Danisco and The Buyer agree that they shall vote, or cause to be voted, in favor of the adoption of this Agreement all shares of Common Stock (and, if applicable, all Preferred Shares) directly or indirectly beneficially owned by them or any of their affiliates.

     Section 6.3 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Danisco and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

     Section 6.4 Notification of Certain Matters. Promptly after obtaining knowledge thereof, the Company shall give notice to Danisco and the Buyer, and Danisco and the Buyer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the Acceptance Time (except to the extent such condition refers to a specific date) and (b) any material failure of the Company, the Buyer or Danisco, as the case may be to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

     Section 6.5 Access; Confidentiality. (a) Except as required pursuant to any existing confidentiality agreement or obligation entered into prior to the date hereof by the Company or any Company Subsidiary, a summary of the non-confidential material terms of which the Company shall provide to Danisco upon any request for information by Danisco that is subject to such confidentiality agreement, and subject to applicable law or decree, from the date of this Agreement until the Closing, the Company shall, and shall cause the Company Subsidiaries to, (i) give Danisco, its officers and a reasonable number of its employees and its authorized representatives, upon reasonable prior notice to the Company, reasonable access during normal business hours to the Company Agreements, books, records, analysis, projections, plans, personnel, offices and other facilities and properties of the Company and the Company Subsidiaries and, subject to any requirements imposed by the accountants of the Company and the Company Subsidiaries, such accountants and their work papers and (ii) furnish Danisco on a timely basis with such existing financial and operating data and other information with respect to the business and properties and Company Agreements of the Company and the Company Subsidiaries as Danisco may from time to time reasonably request and use commercially reasonable efforts to make available at reasonable times during normal business hours to authorized Representatives of Danisco the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Danisco may reasonably request, which information shall be subject to the Confidentiality Agreement by and between Danisco and the Company dated as of January 26, 2005 (the “Confidentiality Agreement”).

          (b) Except as provided in Section 9.2, no investigation heretofore conducted or conducted pursuant to this Section 6.5 shall affect any representation or warranty made by the parties hereunder.

     Section 6.6 Consents and Approvals. (a) Each of the Company, Danisco and the Buyer shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws or regulations or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by Danisco, the Buyer or the Company or any of their respective Subsidiaries, and avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Danisco, the Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable laws or regulations in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws or regulations for additional information, documents or other materials received by Danisco, the Buyer or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws or regulations and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Subject to applicable laws and regulations relating to access to and the exchange of information, each of the Company, Danisco and the Buyer shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Subject to applicable laws and regulations relating to access to and the exchange of information, each of the Company, Danisco and the Buyer shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. Subject to applicable laws and regulations relating to access to and the exchange of information, the parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

          (b) The Company, Danisco and the Buyer shall give (or shall cause their respective Subsidiaries to give) any material notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any material third party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the consummation of the Offer; provided, however, that the Company and Danisco shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any material Company Agreements in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.6(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Danisco, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offer, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Acceptance Time, each of Danisco, the Buyer and the Company (as the case may be) shall promptly notify the other in writing of any pending action, suit, arbitration or other proceeding against Danisco, the Buyer or the Company (as the case may be) or, to the knowledge of Danisco, the Buyer or the Company (as the case may be), any action, suit, arbitration or other proceeding being overtly threatened in writing against Danisco, the Buyer or the Company (as the case may be) or, to the knowledge of Danisco, the Buyer or the Company (as the case may be), or investigation by any Governmental Entity or any other Person against or with respect to the notifying party (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Danisco or the Buyer to own any portion of the shares of Common Stock to be acquired from the Unaffiliated Stockholders.

          (d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable laws or regulations, each of the Company, Danisco and the Buyer shall, and shall cause their respective affiliates to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and Danisco may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of any of the Transactions.

          (e) Nothing contained in this Agreement shall give Danisco or the Buyer, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations and the business operations of the Company Subsidiaries.

          (f) Notwithstanding anything set forth in this Agreement, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), neither Danisco nor the Company shall be required to sell, hold separate or otherwise dispose of a material portion of their respective businesses or conduct all or a material portion of their respective businesses in a specified manner, or agree to sell, hold separate or otherwise dispose of a material portion of their respective businesses or conduct all or a material portion of their respective businesses in a specified manner, or permit the sale, holding separate or other disposition of a material portion of their respective businesses, or the conduct of a material portion of their respective businesses in a specified manner.

          (g) The Company shall use its commercially reasonable efforts to obtain the consent of UBS Securities LLC to permit the inclusion of the opinion of UBS Securities LLC referred to in Section 3.13 in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and to permit the inclusion (to the extent required by law) of all reports, opinions and appraisals (within the meaning of Regulation M-A) prepared by UBS Securities LLC in connection with the Offer in their entirety as exhibits to the Schedule TO.

     Section 6.7 Publicity. So long as this Agreement is in effect, neither the Company nor Danisco, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such party reasonably believes, after receiving the advice of outside counsel, is required by law or by any listing agreement with or listing rules of a national securities exchange or trading market in which event such party shall, on a basis reasonable under the circumstances, provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto, (b) as may be consistent with prior press releases or announcements approved in accordance with this Agreement or (c) as may be consistent with actions taken by the Company or its Board of Directors (or any committee thereof) pursuant to Sections 5.2 or 5.3(b).

     Section 6.8 Directors’ and Officers’ Insurance and Indemnification. (a) Without limiting any of the other obligations of Danisco, the Buyer or the Surviving Corporation under this Section 6.8, during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time (such period being referred to as the “Specified Period”), to the extent permissible under applicable law, Danisco shall indemnify and hold harmless each person who is or who was, at any time prior to the Effective Time, a director or officer of the Company or any Company Subsidiary (each such person, a “Covered Person”) against and from any costs, fees, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, damages, liabilities and amounts paid in settlement in connection with any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or in connection with actions or omissions occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the Transactions and the consummation of the Transactions); provided, however, that in the event any claim or claims are asserted or made within the Specified Period, all rights to indemnification (including advancement of expenses) in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) Without limiting any of the other obligations of Danisco, the Buyer or the Surviving Corporation under this Section 6.8, during the Specified Period, the Surviving Corporation (or any successor to the Surviving Corporation) shall, and Danisco shall cause the Surviving Corporation to, indemnify, defend and hold harmless the Covered Persons as provided in the terms of the Company Certificate or Company

Bylaws and under any agreements (the “Indemnification Agreements”) as in effect on the date hereof (true and correct copies of which have been previously provided to Danisco) (provided, that the Surviving Corporation’s obligation to pay any amount in settlement shall be conditioned upon such settlement being effected with the written consent of Danisco, which consent shall not unreasonably be withheld), arising out of or in connection with actions or omissions occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the Transactions and the consummation of the Transactions); provided, however, that in the event any claim or claims are asserted or made within the Specified Period, all rights to indemnification (including advancement of expenses) in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (c) Without limiting any of the other obligations of Danisco, the Buyer or the Surviving Corporation under this Section 6.8, Danisco shall advance expenses (including legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder pursuant to the procedures set forth, and to the extent provided in the Company Certificate, the Company Bylaws or the Indemnification Agreements; provided, however, that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

          (d) Danisco shall, or shall cause the Surviving Corporation to, maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than the Specified Period with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions and the consummation of the Transactions; provided, however, that Danisco may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Person; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Danisco or the Surviving Corporation, then Danisco shall, or shall cause the Surviving Corporation to, obtain substantially similar D&O Insurance; provided further, however, that in no event shall Danisco be required to pay aggregate annual premiums for insurance under this Section 6.8(d) in excess of 300% of the aggregate premiums paid by the Company in 2004 (such aggregate annual premiums paid by the Company in 2004 being referred to as the “Average Premium”), which true and correct amount is set forth in Section 6.8(d) of the Company Disclosure Schedule; and provided, further, that if Danisco or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.8(d) for such aggregate annual premiums, Danisco shall, or shall cause the Surviving Corporation to, obtain as much insurance as can be obtained for aggregate annual premiums not in excess of 300% of the Average Premium. In lieu of the foregoing, the Company may elect to obtain prepaid policies prior to the Effective Time, which policies provide the Covered Persons with D&O Insurance coverage of equivalent amount and on at least as favorable terms as that provided by the Company’s current D&O Insurance for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective

Time, including in connection with the approval of this Agreement and the Transactions and the consummation of the Transactions; provided, however, that the aggregate annual premium for such prepaid policies shall not exceed 300% of the Average Premium. If such prepaid policies have been obtained prior to the Effective Time, Danisco shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company and the Company Subsidiaries shall consult with Danisco in connection with the purchase or acquisition of any D&O Insurance on or after the date hereof, and the Company and the Company Subsidiaries shall not purchase or acquire any D&O Insurance on or after the date hereof without first consulting with Danisco.

          (e) During the Specified Period, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company Bylaws. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement shall continue in full force and effect after the Effective Time in accordance with their terms. Danisco shall not permit the Surviving Corporation to distribute or dispose of assets in a manner that would render the Surviving Corporation unable to satisfy its indemnification obligations pursuant to this Section 6.8.

          (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.8.

          (g) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.8, and this Section 6.8 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

     Section 6.9 Buyer Compliance. Danisco shall cause the Buyer to comply with all of its obligations under this Agreement.

     Section 6.10 State Takeover Laws. If any state “fair price,” “control share acquisition,” “business combination” or other state takeover statute becomes or is deemed to become applicable to the Company, the Offer, the acquisition of shares of Common Stock pursuant to the Offer, or the Merger, then the Company Board of Directors shall (i) in the case of Section 203 of the DGCL, take all action necessary and (ii) in the case of any other state takeover statute, use its commercially reasonable efforts, to render such statute inapplicable to the foregoing.

     Section 6.11 Company Stock Plans. As promptly as possible following the execution of this Agreement but in any event by no later than the third business day after the date of this Agreement, (i) the Company Board of Directors, or its Management

Development and Compensation Committee, as the case may be, shall adopt the resolutions set out in Annex II to this Agreement amending the Company Stock Plans and the Company’s Employee Stock Purchase Plan in the manner set forth in Documents A, B, C and D appended to such resolutions; and (ii) the Management Development and Compensation Committee shall make the determinations and take the actions with respect to cash settlement upon exercise of outstanding options under the OI as are set forth in Document E appended to such resolutions, and shall execute a copy of Document E.

     Section 6.12 Stock Purchase Agreement and Related Matters. During the period commencing on the date of this Agreement and ending at the Effective Time:

          (a) Danisco shall duly perform each of its obligations under the Stock Purchase Agreement in a timely manner;

          (b) Danisco shall require that Eastman duly perform each of Eastman’s obligations under the Stock Purchase Agreement in a timely manner and (to the extent requested by the Company) shall enforce Danisco’s rights under the Stock Purchase Agreement;

          (c) Danisco shall immediately provide the Company with written notice of (i) any breach or alleged breach by Danisco or Eastman of any provision of the Stock Purchase Agreement and (ii) any fact or circumstance that may affect the accuracy of any of the representations and warranties in the Stock Purchase Agreement or that may affect the likelihood that the transactions contemplated by the Stock Purchase Agreement will be consummated on a timely basis; and

          (d) Danisco shall not (without the prior written consent of the Company): (i) permit the Stock Purchase Agreement to be terminated or amended in any respect; (ii) permit the extension of the time for performance of any of the obligations or acts of Danisco or Eastman under the Stock Purchase Agreement; (iii) waive or permit the waiver of any right of Danisco or Eastman, or any condition to any obligation of Danisco or Eastman, under the Stock Purchase Agreement; or (iv) enter into, or permit any affiliate of Danisco to enter into, any agreement or transaction with Eastman or with any affiliate of Eastman relating to the Company or any Company Subsidiary or relating to any of the securities or assets of the Company or any Company Subsidiary.

          Without limiting the generality of Section 6.12(d), prior to the Acceptance Time, Danisco shall not (and Danisco shall ensure that its affiliates do not), directly or indirectly, acquire any shares of common stock or preferred stock of the Company beneficially owned by Eastman or any affiliate of Eastman (whether pursuant to the Stock Purchase Agreement or otherwise).

     Section 6.13 Grant of Option. The Company hereby grants to the Buyer an irrevocable option to purchase from the Company (such grant being referred to herein as the “Option”), for the Offer Price per share, a number of shares of Common Stock (the “Optioned Shares”) equal to the Applicable Amount. The “Applicable Amount” shall be the number of shares of Common Stock which, when added to (1) the number of shares of Common Stock owned by Danisco and the Buyer (and their respective affiliates) immediately prior to the exercise of the Option and (2) the 25,000,000 shares of Common

Stock owned by Eastman and its affiliates as of the date hereof, would result in Danisco and the Buyer owning immediately after the exercise of the Option 90% of the then-outstanding shares of Common Stock (assuming the exercise of all Company Awards outstanding and vested as of the time of the exercise of the Option). The Buyer may exercise the Option only following the Acceptance Date. The Option shall expire if not exercised prior to the Effective Time. The purchase price for the shares may be paid, at the election of Danisco, either (i) in cash or (ii) by a promissory note of Danisco in a principal amount equal to the Offer Price multiplied by the number of shares of Common Stock purchased pursuant to the Option, which promissory note shall mature in 12 months (and be prepayable at any time by Danisco without penalty) and shall bear interest at the rate charged to Danisco by its principal lenders.

          (b) In the event that the Buyer wishes to exercise the Option, it shall give written notice (the date of such notice, the “Notice Date”) to the Company, specifying the number of Optioned Shares to be purchased pursuant to such exercise and a place and date (not sooner than two nor later than ten business days from the Notice Date) for the closing of such purchase.

          (c) At any closing hereunder, (i) the Buyer will make payment to the Company of the full purchase price for the Optioned Shares by (A) certified or official bank check payable to the Company or by wire transfer to the Company, or (B) delivery of the promissory note described in the last sentence of Section 6.13(a), and (ii) the Company will deliver to the Buyer a duly executed certificate or certificates representing the number of Optioned Shares so purchased, registered in the name of the Buyer or its nominee in the denominations designated by the Buyer in its notice of exercise.

          (d) The Buyer represents that any Optioned Shares purchased by the Buyer will be acquired for investment only and not with a view to any public distribution thereof and the Buyer will not offer to sell or otherwise dispose of any Optioned Shares so acquired by it in violation of the registration requirements of the Securities Act. The certificate(s) representing the shares of Common Stock acquired pursuant to the exercise of the Option will bear a legend indicating that such shares of Common Stock were sold without registration under the Securities Act.

          (e) In the event of any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting the Buyer’s rights hereunder, the number of Optioned Shares and the purchase price shall be adjusted appropriately so as to restore the Buyer to its rights hereunder with respect to the Option; provided, however, that nothing in this Section shall be construed as permitting the Company to take any action or enter into any transaction prohibited by this Agreement.

ARTICLE VII

CONDITIONS

     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Danisco, the Buyer and the Company, as the case may be, to the extent permitted by applicable laws and regulations:

          (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated since the Acceptance Time by any U.S. Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a U.S. court of competent jurisdiction in effect preventing consummation of the Merger; and

          (b) Purchase of shares of Common Stock in Offer. The Buyer shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with its terms; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Danisco and the Buyer to effect the Merger if the Buyer fails to accept for payment, purchase or pay for any shares of Common Stock validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

ARTICLE VIII

TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after any stockholder approval of the Merger:

          (a) By mutual written consent of Danisco and the Company;

          (b) By Danisco:

     (i) If a U.S. court of competent jurisdiction or other U.S. Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions such that the conditions set forth in Article VII or Annex I shall not be capable of being satisfied;

     (ii) if (A) there was any inaccuracy in any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement and such inaccuracy: (x) has a Company Material Adverse Effect and (y) is not capable of being cured prior to the End Date, or (B) there has been a breach of any covenant or agreement of the Company set forth in this Agreement which (x)

would have a Company Material Adverse Effect and (y) is not capable of being cured prior to the End Date;

     (iii) if acceptance for payment of shares of Common Stock pursuant to the Offer has not occurred by May 31, 2005 ( the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (b)(iii) shall not be available to Danisco if the failure of the acceptance for payment of shares of Common Stock pursuant to the Offer to have occurred by the End Date resulted from an inaccuracy in any representation or warranty or a breach of any covenant or agreement of Danisco or the Buyer set forth in this Agreement or from any action or failure to act on the part of any Designated Person;

     (iv) if the Special Committee shall have made and publicly announced a Company Change in Recommendation; or

     (v) if the Offer (taking into account any extension thereof) shall have expired without acceptance for payment of shares of Common Stock thereunder, other than as a result of an inaccuracy in any representation or warranty or breach of any covenant or agreement of Danisco or the Buyer set forth in this Agreement;

     (c) By the Company:

     (i) at any time during the period commencing on the date two full business days following the delivery of a Notice of Superior Proposal to Danisco and ending at the Acceptance Time; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause (c)(i) with respect to a particular Superior Proposal if (A) such Superior Proposal resulted from an intentional and material breach by the Company of the provisions of Section 5.2, or (B) Danisco makes, and does not withdraw, within the two full business day period following Danisco’s receipt of the Notice of Superior Proposal with respect to such Superior Proposal an offer (a “Matching Bid”) that the Special Committee determines in good faith After Consultation to be as favorable to the Unaffiliated Stockholders as the Superior Proposal to which the Notice of Superior Proposal relates;

     (ii) if the Buyer shall have failed to commence the Offer as provided in Section 1.1(a) or if the Offer shall have terminated or expired without acceptance for payment of shares of Common Stock thereunder; provided, however, that the right to terminate this Agreement pursuant to this clause (c)(ii) shall not be available to the Company if the failure of the Buyer to have commenced the Offer or to have accepted for payment shares thereunder resulted from an inaccuracy in any representation or warranty or breach of any covenant or agreement of the Company set forth in this Agreement;

     (iii) if there has been a material inaccuracy in any representation or warranty or material breach of any covenant or agreement of Danisco or the Buyer set forth in this Agreement; or

     (iv) if acceptance for payment of shares pursuant to the Offer has not occurred by the End Date.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or continuing obligation on the part of Danisco, the Buyer, the Company or any of their respective affiliates except (i) as set forth in Section 6.5(a), this Section 8.2 and Article IX, (ii) as set forth in the Confidentiality Agreement and the Stockholder Agreement, and (iii) subject to Section 9.2, nothing herein shall relieve any party from liability for any willful breach of representations and warranties, or material breach of any covenant, or agreement contained in this Agreement.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Authority of Special Committee. No action taken or purported to have been taken on behalf of the Company after the date hereof with respect to any Specified Matter (or other matter requiring action by the Special Committee under this Agreement or the Charter of the Special Committee) shall be valid or effective unless such action has been approved by the Special Committee.

     Section 9.2 Effect of Action or Knowledge of Danisco or Eastman. Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Agreement (including Article VIII and Annex I):

          (a) no representation or warranty of the Company set forth in this Agreement shall be deemed to be untrue or incorrect or to have been breached if (i) the failure of such representation or warranty to be true or correct, or the breach of such representation or warranty, has resulted directly from (x) any action(s) or failure(s) to act on the part of any Person or Persons acting (or failing to act) at the request or direction of Danisco, Eastman or any affiliate of Danisco or Eastman or (y) any action(s) or failure(s) to act on the part of any Designated Person or Designated Persons; or (ii) any facts or circumstances that constitute or gave rise to the untruth, incorrectness or breach of such representation or warranty were known to any Designated Person on the date of this Agreement; and

          (b) the Company shall not be deemed to have breached or to have failed to perform or comply with any of its agreements or covenants contained in this Agreement if the breach of, or failure to perform or comply with, such agreement or covenant has resulted directly from (x) any action(s) or failure(s) to act on the part of any Person or Persons acting (or failing to act) at the request or direction of Danisco, Eastman or of any affiliate of Danisco or Eastman or (y) any action(s) or failure(s) to act on the part of any Designated Person or Designated Persons.

     Section 9.3 Amendment and Modification. Subject to applicable laws and regulations and as otherwise provided in this Agreement, and subject to Section 9.1, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, but, (a) after the acceptance for payment of shares of Common Stock pursuant to the Offer, no amendment shall be made which decreases the consideration payable to holders of Common Stock in the Merger, and (b) after the adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.5 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.

     Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered or sent by hand delivery, by facsimile transmission or by reputable international courier, and shall be deemed properly delivered, sent and received: (a) when delivered by hand; (b) on the first business day after sent by facsimile provided that the sender has received confirmation of transmission; or (c) on the third business day after sent by courier, in each case to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to Danisco or the Buyer, to:

Danisco A/S
Langebrogade 1
P.O. Box 17
DK-1001
Copenhagen K
Denmark
Attention: Jørgen Rosenlund
Telephone No.: 011-45-396- 35-262
Facsimile No.: 011-45-326-62-173

with a copy (which shall not constitute notice) to:
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
Attention: Robert A. McTamaney, Esq.
Telephone: (212) 732-3200
Facsimile: (212) 732-3232

and

(b)	if to the Company, to:

Genencor International, Inc.
925 Page Mill Road
Palo Alto, CA 94304
USA
Attention: Margaret Horn
Telephone: 650-846-7500
Facsimile: 650-845-6500

with a copy (which shall not constitute notice) to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Keith A. Flaum, Esq. and Richard E. Climan, Esq.
Telephone: (650) 843-5000
Facsimile: (650) 849-7400

and to:

Special Committee of Genencor International, Inc.
Board of Directors
c/o Heller Ehrman White & McAuliffe, LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Sarah A. O’Dowd, Esq.
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

with a copy (which shall not constitute notice) to:

Heller Ehrman White & McAuliffe, LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Sarah A. O’Dowd, Esq.
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

     Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, however, that the term “affiliates” when used in relation to Danisco or Eastman shall not include the Company. As used in this Agreement, the term “Permitted Encumbrances” shall mean: (a) liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, construction and vendors’ liens; (b) liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (c) with respect to leasehold interests, liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (d) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Encumbrance applies.

     Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

     Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement:

          (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

          (b) except as provided in Section 6.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          The Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     Section 9.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 9.12 Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVING ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

     Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Buyer may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Danisco, (ii) Danisco and one or more direct or indirect wholly-owned Subsidiaries of Danisco or (iii) one or more direct or indirect wholly-owned Subsidiaries of Danisco (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this

Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.14 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

********************
[Remainder of Page Intentionally Left Blank — Signature Page Follows]

          IN WITNESS WHEREOF, Danisco, the Buyer and the Company have caused this Agreement to be executed by their duly authorized officers, each as of the date first written above.

DANISCO A/S
By Proxy

By:	/s/ Soren Bjerre-Nielsen

Name:	Soren Bjerre-Nielsen
Title:	Exe. VP & CFO

DH SUBSIDIARY INC.

By:	/s/ Jorgen Rosenlund

Name:	Jorgen Rosenlund
Title:	Group General Counsel

GENENCOR INTERNATIONAL, INC.

By:	/s/ Jean-Jacques Bienaime

Name:	Jean-Jacques Bienaime
Title:	Chairman and CEO

Annex I

     Notwithstanding any other provisions of the Offer, the Buyer shall not be required to accept for payment, and may delay the acceptance for payment of, any validly tendered shares of Common Stock, if (i) the Minimum Condition shall not have been satisfied, (ii) the Majority of the Minority Condition shall not have been satisfied, (iii) any applicable waiting period under the HSR Act, or similar waiting periods under any foreign antitrust laws applicable to the Transactions, shall not have expired or terminated, or (iv) any of the following events has occurred:

     (a) there shall be pending (and not withdrawn) or overtly threatened in writing (and not withdrawn) a Designated Governmental Proceeding (it being understood that for purposes of this paragraph (a), a “Designated Governmental Proceeding” shall mean any suit, action or proceeding relating to the Offer or the Merger against the Buyer, Danisco, the Company or any Company Subsidiary in which a U.S. Governmental Entity is a party (or is overtly threatening in writing to become a party) which has a reasonable prospect of success, (i) seeking to prohibit or impose any material limitations on Danisco’s or the Buyer’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s and the Company Subsidiaries’ businesses or assets, taken as a whole, or to compel Danisco or the Buyer or their respective Subsidiaries and affiliates to dispose of, license or hold separate any material portion of the business or assets of the Company or Danisco and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Danisco or the Buyer of any shares of Common Stock under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions and that, if successful, would cause the Minimum Condition or the Majority of the Minority Condition not to be satisfied, (iii) seeking to impose material limitations on the ability of the Buyer, or render the Buyer unable, to accept for payment, pay for or purchase some or all of the shares of Common Stock pursuant to the Offer and the Merger and that, if successful, would cause the Minimum Condition or the Majority of the Minority Condition not to be satisfied, or (iv) seeking to impose material limitations on the ability of the Buyer or Danisco effectively to exercise full rights of ownership of the shares of Common Stock to be acquired in the Offer, including, without limitation, the right to vote shares of Common Stock to be purchased by it in the Offer on all matters properly presented to the Company’s stockholders, provided, that the condition described in this paragraph (a) with respect to any threatened (and not withdrawn) suit, action or proceeding shall be deemed to have been satisfied if no suit, action or proceeding in respect of such written threat shall have been filed or commenced within 30 business days after such written threat;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued by or on behalf of a U.S. Governmental Entity (or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a U.S. Governmental Entity) relating to the Offer or the Merger, and which, in the case of any judgment, order or injunction, has not been withdrawn or terminated, or

Annex I - 1

any other action shall be taken by any U.S. Governmental Entity, in each case that is reasonably likely to result directly in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) since the date of the Acquisition Agreement, any condition, event or development shall have occurred that would result in a Company Material Adverse Change;

     (d) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall have breached or failed to perform or to comply with any agreement or covenant to be performed or complied with by it under the Acquisition Agreement and such breach or failure shall not have been cured;

     (e) the Buyer shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d) and (f) of this Annex I have not occurred; or

     (f) the Acquisition Agreement shall have been validly terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Danisco and the Buyer, may be asserted by Danisco or the Buyer regardless of the circumstances giving rise to such condition, and (except for the Majority of the Minority Condition) may be waived by Danisco or the Buyer in whole or in part at any time and from time to time and in the sole discretion of Danisco or the Buyer, subject in each case to the terms of this Agreement. The failure by Danisco or the Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Acquisition Agreement” shall be deemed to refer to the Agreement to which this Annex I is annexed.

Annex I - 2

Annex II

     1. The resolutions to be adopted by the Company Board of Directors pursuant to Section 6.11 of this Agreement are as follows:

     RESOLVED, that the Genencor International, Inc. Stock Option Plan and Stock Appreciation Rights Plan and the Genencor International, Inc. Employee Stock Purchase Plan are each hereby amended, effective as of January 27, 2005, in the manner set forth, respectively, in Document A and Document B appended to this resolution; and be it further

     RESOLVED, that the proper officers of this Corporation are hereby authorized and directed to execute such documents and to take such other actions as may be necessary or appropriate to implement the foregoing resolution and to effectuate the amendments to the plans therein adopted.

     2. The resolutions to be adopted by the Management Development and Compensation Committee of the Company Board of Directors pursuant to Section 6.11 of this Agreement are as follows:

     RESOLVED, that the Genencor International, Inc. 2002 Omnibus Incentive Plan and the Genencor International, Inc. Nonqualified Deferred Compensation Plan are each hereby amended, effective as of January 27, 2005, in the manner set forth, respectively, in Document C and Document D appended to this Resolution; and be it further

     RESOLVED, that the proper officers of this Corporation are hereby authorized and directed to execute such documents and to take such other actions as may be necessary or appropriate to implement the foregoing resolution and to effectuate the amendments to the plans therein adopted.

Document A

Amendment to Genencor International, Inc. Stock Option and Stock Appreciation Right Plan

     The Genencor International, Inc. Stock Option and Stock Appreciation Right Plan is hereby amended effective as of January 27, 2005 by adding at the end thereof a new Section 25 which shall read as follows:

     25. MERGER PROVISIONS. Notwithstanding any other provisions to the contrary in this Plan, the provisions of this Section 25 shall apply upon the merger of DH Subsidiary Inc. with and into the Company pursuant to the Acquisition Agreement between Danisco, Danisco Acquisition Corp. and the Company dated as of January, 2005 (the “Acquisition Agreement”). Unless otherwise defined elsewhere in the

Annex II - 1

Plan, each capitalized term used in this Section 25 shall have the meaning given to such term in the Acquisition Agreement.

     (a) At the Effective Time, each stock option granted under the Plan that is outstanding and remains unexercised immediately before such time shall be cancelled, and in lieu of such option the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the number of shares of Common Stock still subject to the option immediately before the Effective Time, by (ii) the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of the option; provided, however, that if a deferral election with respect to any such option has been made by the holder thereof under Section 4.2 of the Genencor International, Inc. Nonqualified Deferred Compensation Plan (the “NQDCP”), no such cash payment shall be made with respect to such option but instead, an amount equal to the cash payment that otherwise would be made to the holder with respect to such option pursuant to this Section 25 (a) in the absence of such election shall be credited at the Effective Time to the Stock Conversion Account established for the holder under the NQDCP in accordance with the provisions of Section 13.10 thereof

     (b) At the Effective Time, each SAR granted under the Plan that is outstanding and remains unexercised immediately before such time shall be cancelled and, in lieu of such SAR, the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the number of shares still subject to the SAR immediately before the Effective Time, by (ii) the excess, if any, of the Common Stock Merger Consideration, over the per share Base Value of the SAR.

     (c) The amount otherwise payable to any Participant pursuant to (a) and/or (b) above shall be reduced by the amount of all taxes required by law to be withheld from the amount so payable.

     (d) The provisions of each agreement evidencing the grant of stock options, or the grant of SARs, to a Participant under the Plan that are still outstanding and unexercised immediately before January 27, 2005 shall be deemed to have been amended as of such date to the extent necessary to conform to and reflect the provisions of this Section 25.

     (e) This Plan shall terminate when the last of the payments required to be made to Participants pursuant to (a) and (b) above have been made.

Annex II - 2

Document B

Amendment to Genencor International, Inc. Employee Stock Purchase Plan

     The Genencor International, Inc. Employee Stock Purchase Plan is hereby amended effective as of January 27, 2005 by adding at the end thereof a new Section 11.16 which shall read as follows:

     11.16. MERGER PROVISIONS. Notwithstanding any other provisions to the contrary in his Plan, the provisions of this Section 11.16 shall apply upon the merger of DH Subsidiary Inc. with and into the Company pursuant to the Acquisition Agreement between Danisco, Danisco Acquisition Corp. and the Company dated as of January  , 2005 (the “Acquisition Agreement”). Unless otherwise defined elsewhere in the Plan, each capitalized term used in this Section 11.16 shall have the meaning given to such term in the Acquisition Agreement.

     (a) No shares of the Company’s Common Stock may be purchased by participants under this Plan at any time after the Effective Time.

     (b) No payroll deductions for participants shall be made at any time after the Effective Time. Each participant who immediately before the Effective Time has a credit balance in his or her payroll deduction account under Section 5.02 of the Plan shall be entitled to receive, immediately after the Effective Time, a single lump sum cash payment in an amount determined by first (i) dividing such credit balance by the lower of (A) the Base Option Price established by the Committee for the Offering that most recently commenced prior to the Effective Time, or (B) 85% of the Common Stock Merger Consideration, and then, (ii) multiplying the quotient determined under clause (i) by the Common Stock Merger Consideration.

     (c) The amount otherwise payable to any participant pursuant to (b) above shall be reduced by the amount of all taxes required by law to be withheld from the amount so payable.

     (d) Upon the Company’s payment of the amount payable to a participant pursuant to (b) above (less applicable tax withholding thereon) the credit balance in the participant’s payroll deduction account shall be cancelled, and no further payment shall be made with respect to the participant’s payroll deductions under the Plan.

     (e) This Plan shall terminate when the last of the payments required to be made to participants pursuant to (b) above has been made.

Annex II - 3

Document C

Amendment to Genencor International, Inc. 2002 Omnibus Incentive Plan

     The Genencor International, Inc. 2002 Omnibus Incentive Plan is hereby amended effective as of January 27, 2005 by adding at the end thereof a new Section 18.12 which shall read as follows:

     18.12 Merger Provisions Notwithstanding any other provisions to the contrary in this Plan, the provisions of this Section 18.12 shall apply upon the merger of DH Subsidiary Inc. with and into the Company pursuant to the Acquisition Agreement between Danisco, Danisco Acquisition Corp. and the Company dated as of January  , 2005 (the “Acquisition Agreement”). Unless otherwise defined elsewhere in the Plan, each capitalized term used in this Section 18.12 shall have the meaning given to such term in the Acquisition Agreement.

     (a) At the Effective Time, each stock option granted under the Plan that is outstanding and remains unexercised immediately before such time shall be cancelled, and in lieu of such option the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the number of shares of Common Stock still subject to the option immediately before the Effective Time, by (ii) the excess, if any, of the greater of the Change in Control Price or the Common Stock Merger Consideration over the per share exercise price of the option; provided, however, that if a deferral election with respect to any such option has been made by the holder thereof under Section 4.2 of the Genencor International, Inc. Nonqualified Deferred Compensation Plan (the “NQDCP”), no such cash payment shall be made with respect to such option but instead, an amount equal to the cash payment that otherwise would be made to the holder with respect to such option pursuant to this Section 18.12 (a) in the absence of such election shall be credited at the Effective Time to the Stock Conversion Account established for the holder under the NQDCP in accordance with the provisions of Section 13.10 thereof.

     (b) At the Effective Time, each SAR granted under the Plan that is outstanding and remains unexercised immediately before such time shall be cancelled and, in lieu of such SAR, the holder thereof shall be entitled to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the number of shares still subject to the SAR immediately before the Effective Time, by (ii) the excess, if any, of the greater of the Change in Control Price or the Common Stock Merger Consideration, over the per share exercise price of the SAR.

Annex II - 4

     (c) At the Effective Time, all restricted shares of Common Stock granted under the Plan that are still subject to restrictions immediately before such time shall be cancelled and, in lieu of such restricted shares, each holder thereof shall be entitle to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the total number of restricted shares of Common Stock standing to the holder’s credit immediately before the Effective Time, by (ii) the greater of the Change in Control Price or the Common Stock Merger Consideration.

     (d) At the Effective Time, all units of Common Stock granted under the Plan that remain outstanding immediately before such time shall be cancelled and, in lieu of such units, each holder thereof shall be entitled to receive, as soon as practicable after the Effective Time, a single lump sum cash payment in an amount determined by multiplying (i) the total number of such units standing to the holder’s credit immediately before the Effective Time, by (ii) the greater of the Change in Control Price or the Common Stock Merger Consideration; provided, however, that that if a deferral election with respect to any such units has been made by the holder thereof under Section 4.3 of the NQDCP, no such cash payment shall be made with respect to the units subject to such election but instead, an amount equal to the cash payment that otherwise would be made to the holder with respect to such units pursuant to this Section 18.12 (d) in the absence of such election shall be credited at the Effective Time to the Stock Conversion Account established for the holder under the NQDCP in accordance with the provisions of Section 13.10 thereof.

     (e) Notwithstanding any other provision in this Section 18.12 to the contrary, the amount otherwise payable pursuant to subsections (a) through (d) above to any Participant with respect to the cancellation of Awards may be reduced pursuant to the provisions of Section 17.7 of the Plan, including the Limited Vesting limitation on payment set forth in Section 17.7(b) of the Plan if applicable to the Participant.

     (f) The amount otherwise payable pursuant to subsections (a) through (e) above to any Participant shall be reduced by the amount of any taxes required to be withheld with respect to such payment under applicable law.

     (g) This Plan shall terminate when the last of the payments required to be made to Participants pursuant to (a) through (e) above have been made.

Annex II - 5

Document D

Amendment to Genencor International, Inc. Nonqualified Deferred Compensation Plan

          The Genencor International, Inc. Nonqualified Deferred Compensation Plan is hereby amended effective as of January 27, 2005 by adding at the thereof a new Section 13.10 which shall read as follows:

          13.10 Merger Provisions. Notwithstanding any other provisions to the contrary in this Plan, the provisions of this Section 13.10 shall apply upon the merger of DH Subsidiary Inc. with and into the Company pursuant to the Acquisition Agreement between Danisco, Danisco Acquisition Corp. and the Company dated as of January 27, 2005 (the “Acquisition Agreement”). Unless otherwise defined elsewhere in the Plan or in this Section 13.10, each capitalized term used in this Section 13.10 shall have the meaning given to such term in the Acquisition Agreement.

               (a) At the Effective Time, all shares of Common Stock standing to a Participant’s credit in the Participant’s Stock Account under the Plan immediately prior to such time shall be cancelled and, in lieu thereof, there shall be credited to a new separate Cash Account to be established for the Participant under the Plan as of the Effective Time (the Participant’s “Stock Conversion Account” an amount determined by multiplying the total number of such shares by the Common Stock Merger Consideration. The Commencement Date in effect for the Participant’s Stock Account immediately prior to the Effective Time shall be the Commencement Date for the Participant’s Stock Conversion Date as of the Effective Time, subject to the Participant’s right to thereafter change the Commencement Date for such account in accordance with the provisions of section 7.1 of the Plan.

               (b) In the case of any Participant for whom a deferral election under Section 4.2 and/or Section 4.3 of the Plan is in effect at the Effective Time with respect to any outstanding stock option or restricted stock unit award granted to the Participant under the Company’s Stock Option and Stock Appreciation Right Plan ( the “SOAR”) or the Company’s 2002 Omnibus Incentive Plan (the “OI”), there shall be credited at such time to the Stock Conversion Account established for the Participant under (a) above (or if no such account has been established for the Participant under (a) above, to a Stock Conversion Account established for the Participant under this subsection (b) of Section 13.10), the amount or amounts required to be credited to such account as of such time pursuant to Section 25(a) of the SOAR and/or Sections 18.8(a) and/or (d) of the OI. If such amounts are credited to a Stock Conversion Account

Annex II - 6

established for the Participant under this subsection (b), the Participant shall be given an opportunity to select a Commencement Date for such account in accordance with the provisions of Section 7.1 of the Plan.

               (c) This Plan shall not terminate as a result of any of the transactions described in the Acquisition Agreement.

Document E

Actions to be Taken by MDCC under the OI Regarding
           Cash Settlement upon Exercise of Options

     The undersigned, comprising all of the members of the Management Development and Compensation Committee of the Board of Directors of Genencor International, Inc. (the “Company”) and acting pursuant to the authority granted to it under Sections 14.2 and 18.3 of the Company’s 2002 Omnibus Incentive Plan (the “Plan”), hereby make the following determinations and take the following actions:

     (1) If any option outstanding under the Plan is exercised at any time during the period in which the cash tender offer to purchase outstanding shares of the Company’s Common Stock pursuant to the terms of the Acquisition Agreement dated as of January 27, 2005 between Danisco A/S, DH Subsidiary Inc., and the Company (the “Acquisition Agreement”) remains in effect (the “Offer Period”), the holder of such option shall not be required to pay the exercise price for the shares of Common Stock as to which the holder intends to exercise the option, and no shares of Common Stock shall be issued or delivered to the holder upon such exercise of the option. Instead, the holder shall be entitled to receive a single lump sum cash payment, in an amount determined by multiplying (i) the number of shares covered by the holder’s exercise of such option, by (ii) the excess of the Offer Price (as defined in the Acquisition Agreement) over the exercise price for such shares, such lump sum to be paid promptly after the Effective Time if and only if the Effective Time occurs (it being understood that if the Effective Time does not occur such exercise shall be deemed not to have occurred). The amount so payable to the holder shall be reduced by all taxes required by law to be withheld therefrom.

     (2) The Award Notices evidencing the grant of all options outstanding under the Plan as of the date hereof are hereby automatically amended, effective as of the date hereof, to reflect the provisions in Paragraph (1) above.

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     (3) As soon as possible after the execution of this Agreement, all holders of outstanding options under the Plan shall be furnished with written notice advising them that their options will be cash settled in accordance with the provisions of Paragraph (1) above if exercised during the Offer Period.

Dated: January          , 2005

[name of member]

[name of member]

[name of member]

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